Exhibit 99.1
Press Release Dated January 22, 2007

NEWS RELEASE
January 22, 2007

Farmers Capital Bank Corporation Announces 2006 Earnings

Frankfort, Kentucky - Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $21,372,000 for the twelve months ended December 31, 2006, an increase of $5,600,000 or 35.5% compared to $15,772,000 reported for the twelve months ended December 31, 2005. Basic and diluted net income per share was $2.85 and $2.84 for the current twelve months, an increase of $.54 or 23.4% (basic) and $.54 or 23.5% (diluted) compared to $2.31 and $2.30 a year earlier. For the three months ended December 31, 2006, net income was $8,929,000 an increase of $4,954,000 or 125% compared to $3,975,000 for the same period in 2005. Basic and diluted net income per share was $1.13 for the current three months, $.56 higher compared to $.57 in the same period a year ago.

In June 2006, the Company announced that it had entered into a definitive agreement to sell its wholly-owned subsidiary, Kentucky Banking Centers, Inc. (“KBC”), based in Glasgow, Kentucky. During the third quarter of 2006, the Company also committed to a plan of sale of the Bath County branches of its wholly-owned subsidiary Farmers Bank & Trust Company (“Farmers Georgetown”). Both sales were closed during the fourth quarter of 2006. All prior period results included herein have been reclassified to conform to the current presentation which displays the operating results prior to the sale and the subsequent gains on sale of KBC and Bath County as discontinued operations. These reclassifications had no effect on net income or shareholders’ equity. Unless otherwise noted, the remaining discussion and tabular data relate only to the Company’s continuing operations.

Income from continuing operations was $13,665,000 for the twelve months ended December 31, 2006, a decline of $867,000 or 6.0% from $14,532,000 reported for the twelve months ended December 31, 2005. Basic and diluted income per share from continuing operations was $1.82 for the current twelve months, a decrease of $.31 or 14.6% on a basic per share basis and $.30 or 14.2% on a diluted per share basis compared to a year earlier. For the three months ended December 31, 2006, income from continuing operations was $2,515,000, a decrease of $1,325,000 or 34.5% compared to $3,840,000 for the same period in 2005. Basic and diluted income per share from continuing operations was $.32 for the current three months, a decrease of $.23 or 41.8% on a basic and diluted per share basis compared to the same period a year ago.

The percentage change in net income in the comparable periods is not proportional to the percentage change in per share earnings due mainly to the effect of an additional 584,000 shares issued in connection with the December 6, 2005 acquisition of Citizens Bancorp, Inc. (“Citizens Bancorp”) and an additional 464,000 shares issued in connection with the October 1, 2006 acquisition of Citizens National Bancshares, Inc. (“Citizens National”). The operating results related to Citizens Bancorp and Citizens National generally increased reported income and expense line items in the current three and twelve-month periods compared to a year ago due to the timing of the acquisitions. Net loans and deposits acquired from Citizens Bancorp on the date of purchase were $149,029,000 and $173,014,000, respectively. Net loans and deposits acquired from Citizens National on the date of purchase were $119,659,000 and $139,441,000, respectively.

The increase in net interest income, which was fueled by the Citizens Bancorp and Citizens National acquisitions, had a significant impact on net income for the three and twelve months ended December 31, 2006. Net interest income was $13,962,000 and $50,908,000 in the current three and twelve-month periods ended December 31, 2006. This represents an increase of $2,825,000 or 25.4% and $9,666,000 or 23.4% compared to the same periods a year ago. The increase in net interest income in each period is primarily due to higher interest on loans of $7,757,000 or 52.7% (three months) and $24,724,000 or 47.0% (twelve months), partially offset by $4,696,000 or 83.3% (three months) and $13,424,000 or 70.2% (twelve months) higher interest expense on deposits. The Citizens Bancorp acquisition accounted for $1,279,000 and $6,737,000 of the increase in net interest income in the three and twelve-month periods, respectively, including $2,316,000 (three months) and $10,977,000 (twelve months) higher interest from loans partially offset by $1,285,000 (three months) and $5,231,000 (twelve months) higher interest expense on deposits. The Citizens National acquisition accounted for $1,352,000 of the increase in net interest income in both the three and twelve-month periods, including $2,234,000 higher interest from loans partially offset by $1,209,000 higher interest expense on deposits.

The provision for loan losses increased $538,000 or 211% and $343,000 or 55.1% in the three and twelve month comparisons, respectively. The percentage increases are not indicative of a decline in credit quality of the loan portfolio, but rather to a large increase in loan volume. The increase in the provision for loan losses was also impacted by the Citizens Jessamine acquisition during the fourth quarter of 2006, which accounts for $196,000 of the quarterly and twelve-month increase. The amount of year-to-date loan charge-offs remain relatively low at 0.1% of net loans outstanding.

Noninterest income was $5,397,000 and $20,459,000 in the current quarter and twelve-month periods, up $728,000 or 15.6% for the quarter and $592,000 or 3.0% in the twelve-month comparisons. The increase in noninterest income in each of the periods was driven mainly by higher service charges on deposits of $516,000 or 25.3% (quarter) and $648,000 or 7.6% (twelve-months). Non-deposit service charges, commissions, and fees also increased $89,000 or 15.6% and $372,000 or 16.6% in the quarter and twelve-month periods, respectively. Both line items were fueled by the Citizens Bancorp and Citizens National acquisitions. The increase in noninterest income in the twelve-month comparison reflects a one-time gain of $700,000 on the sale of the Company’s credit card portfolio recorded in the first quarter of the previous year. Excluding the effect of the one-time gain on the sale of the credit card portfolio in the prior year, noninterest income grew $1,292,000 or 6.7% in the twelve-month comparison.

The Company recorded a loss of $195,000 on the sale of available for sale investment securities during the twelve months ended December 31, 2006 compared to a loss of $3,000 in the same period a year earlier. Trust department income increased $23,000 or 5.9% and $174,000 or 10.8% in the comparable three and twelve-month periods. Income from company-owned life insurance was up $12,000 or 3.7% in the quarterly comparison and $154,000 or 13.0% in the twelve-month comparison. Allotment processing fees were $55,000 lower in both the quarterly and twelve-month comparisons due to procedural changes and volume losses related to Hurricane Katrina beginning late in the third quarter of 2005. This represents a decrease of 7.9% (quarter) and 2.1% (twelve-months).

Noninterest expenses were $15,535,000 and $53,377,000 for the three and twelve-months ended December 31, 2006. This represents an increase of $4,793,000 or 44.6% and $11,213,000 or 26.6%, respectively. The increase in noninterest expenses occurred across a broad range of line items and is generally attributed to the Citizens Bancorp and Citizens National acquisitions. The most significant increase was salaries and employee benefits, which was up $3,134,000 or 55.9% and $6,631,000 or 29.7% in the three and twelve-month comparisons, respectively. The increase in salaries and employee benefits was primarily driven by an increase in the average number of full time equivalent employees to 578 from 479 in the three-month comparison and to 546 from 467 in the twelve-month comparison and $1,300,000 related to the initial-year impact of the adoption of a new paid time off policy for the Company’s employees. Combined other noninterest expenses increased $1,659,000 or 32.3% (three months) and $4,582,000 or 23.1% (twelve months) and occurred across a broad range of categories. These increases are generally attributed to the purchases of Citizens Bancorp and Citizens National. The effective income tax rate decreased to 17.0% from 20.1% in the three-month comparison and was 19.7% for the current twelve-month period compared to 20.7% a year earlier.

Excluding the gain on sale of discontinued operations (net of tax) of $6,417,000, the Company had a loss from discontinued operations of $3,000 for the three months ended December 31, 2006 and income from discontinued operations of $1,290,000 for the twelve-month period ended December 31, 2006. This represents a decrease of $138,000 and an increase of $50,000 in the comparable three and twelve-month periods. As previously disclosed, the Company completed the sale of its KBC subsidiary and the Bath County branches of Farmers Georgetown during the fourth quarter of 2006.

On January 12, 2007 the Company announced that First Citizens Bank (“First Citizens”) had completed its acquisition of the Military Allotment operation of PNC Bank, National Association. First Citizens acquired intangible assets in the form of a customer list and goodwill. It also recorded a core deposit intangible in connection with receiving approximately $11.0 million in deposits from PNC in the transaction. First Citizens will integrate the acquired Military Allotment operation into its existing allotment operations, which specializes in the processing of federal benefit payments and military allotments. The results presented herein do not include any results related to this acquisition since it closed subsequent to year-end 2006.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky. The Company operates 35 banking locations in 22 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, a mortgage company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

Consolidated Financial Highlights1
(In thousands except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Interest income	$26,952	$18,433	$92,340	$65,651
Interest expense	12,990	7,296	41,432	24,409
Net interest income	13,962	11,137	50,908	41,242
Provision for loan losses	793	255	965	622
Net interest income after provision for loan losses	13,169	10,882	49,943	40,620
Noninterest income	5,397	4,669	20,459	19,867
Noninterest expenses	15,535	10,742	53,377	42,164
Income from continuing operations before income tax expense	3,031	4,809	17,025	18,323
Income tax expense from continuing operations	516	969	3,360	3,791
Income from continuing operations	2,515	3,840	13,665	14,532
Income from discontinued operations before income tax expense, including gain on sale of discontinued operations of $9,873 in 2006 columns	9,964	179	11,842	1,723
Income tax expense from discontinued operations, including income tax expense of $3,456 on gain on sale of discontinued operations	3,550	44	4,135	483
Income from discontinued operations	6,414	135	7,707	1,240
Net income	$8,929	$3,975	$21,372	$15,772

Per common share:
Income from continuing operations - basic	$.32	$.55	$1.82	$2.13
Income from discontinued operations - basic	.81	.02	1.03	.18
Net income per common share - basic	1.13	.57	2.85	2.31

Income from continuing operations - diluted	.32	.55	1.82	2.12
Income from discontinued operations - diluted	.81	.02	1.02	.18
Net income per common share - diluted	1.13	.57	2.84	2.30

Cash dividend declared	.44	.33	1.43	.99

Weighted average shares outstanding - basic	7,884	6,963	7,511	6,831
Weighted average shares outstanding - diluted	7,904	6,991	7,526	6,864

			December 31, 2005	December 31, 2005
Cash and cash equivalents			$156,828	$131,018
Investment securities			334,273	328,677
Loans, net of allowance of $11,999 (2006) and $11,069 (2005)			1,185,837	951,502
Assets of discontinued operations				143,569
Other assets			147,428	119,177
Total assets			$1,824,366	$1,673,943

Deposits			$1,454,820	$1,191,651
Federal funds purchased and securities sold under agreements to repurchase			67,941	71,336
Other borrowings			96,769	76,070
Liabilities of discontinued operations				144,409
Other liabilities			26,395	36,241
Total liabilities			1,645,925	1,519,707

Shareholders’ equity			178,441	154,236
Total liabilities and shareholders’ equity			$1,824,366	$1,673,943

	December 31, 2006	December 31, 2005
End of period book value per share[2]	$22.60	$20.87
End of period share value	34.13	30.74
End of period dividend yield[3]	3.87%	4.29%

Averages for the twelve months ended December 30[4],	2006	2005
Assets	$1,603,638	$1,319,050
Deposits	1,256,394	1,029,501
Loans, net of unearned interest	1,051,002	805,014
Shareholders' equity	160,968	134,376

Return on average assets	.85%	1.10%
Return on average equity	8.49%	10.81%

1Prior period amounts have been reclassified to conform to the current presentation to display KBC and Bath County branches as discontinued operations.
2Represents total equity divided by the number of shares outstanding at the end of the period.
3Represents current annualized dividend declared (excluding special dividend of $.11) divided by the end of period share value.
4Discontinued operations have been excluded.